Exhibit 4.10

LETTER OF INTENT – OPTION AGREEMENT

This letter of intent defines the general terms, in which the option agreement will be based, for the acquisition of the following mining property.

            Rosario I /10 with its Demasías

This mining claim is located approximately at 60 km. south east of the city of Copiapó and whose characteristics will be totally defined in the final agreement.

Once the letter of intent is signed, the Buyer has 60 business days to verify the documents. Once this has been concluded it promises to sign the final agreement at least seven days after this.

Together with the signature of the agreement a payment of US$ 66,765 is made.

12 months after the signing of the agreement a payment of US$ 200,294 is made

24 months after the signing of the agreement a payment of US$ 347,177 is made

36 months after the signature of the agreement a payment of US$ 454,000 is made

48 months after the signing of the agreement a payment of US$ 1,602,353 is made.

The Vendor reserves 2% of the NSR that the Buyer has the right to acquire at any moment when it decides it for a sole value of US$ 2,000,000.

The sum in question shall be adjusted from the date of the final agreement and the date of payment, according to PC-USA.

This value will be prorated in each one of the agreements in accordance with the percentage it bears on the total. For this case it is 26.71% ..

Once all the payments have been made, the Buyer shall be the owner of 100% of the property. The total payments are understood when completing the US$ 2,670,589.

The Buyer cannot exercise the option partially only with respect to some of the mining claims subject of it, but must exercise it on all the mining concessions mentioned. This unless all the parties by a written agreement should decide to modify this agreement.

The Buyer has the right to withdraw from the agreement at any moment and in such case will have no future obligation of any kind with the Vendor and all the payments which have been made at that date will remain in the hands of the Vendor, without the obligation to return them as indemnification for the damages that may have been caused to it because of having been linked to such agreement.

In case of advanced termination of the agreement, the Buyer will deliver to the Vendor all the documents and antecedents of studies that they have made.

During the effectiveness of the contract the Vendor is entitled to continue exploiting the mine at the rate of 6,000 tons per month until the date of the last payment by the Buyer. (This excludes the payment of the NSR). The 6,000 tons are for the group of properties (Rosario, Julia, Eliana 1, 2 and 3)

The Buyer is entitled to transfer this contract to a third party at the moment it deems it convenient. In such case the new buyer must assume all the obligations of this agreement with the original Vendor.

Sergio Darío Barahona Tirado	There is a signature and a fingerprint
I.C. 11.933.459-4
Vendor

Carlos Barahona Tirado	There is a signature and a fingerprint
I.C. 12.803.569-5
Vendor

Alejandro Barahona Tirado	There is a signature and a fingerprint
IC. 13,221,471-9
Vendor

Sergio Barahona Tirado	There is a signature and a fingerprint
IC. 4,353,351-8
Vendor

Monica Pérez Barahona	There is a signature and a fingerprint
IC 8.150.895-K
Vendor

Gabriel Pérez Baraona	There is a signature and a fingerprint
IC 8,583,699-4
Vendor

Francisco Schubert Seiffert	There is a signature and a fingerprint
IC 6,095,824-6
Buyer

Copiapó September 11, 2009

I attest to the signatures of Mrs. Monica Mercedes Pérez Barahona, IC. No. 8,150,895-K; and Mr. Gabriel Rosario Pérez Barahona, I.-C. No. 8,583,699-4, both in their capacity of Vendors and Mr. Francisco Schubert Seiffert, I.C. No. 6,095,824-6 as Buyer. Santiago September 14, 2009. drm

There is a stamp and signature
Fernando Celio Urrutia
Second Notary of Providencia
Public Notary Chile.

     Mr. Sergio Darío Barahona Tirado, identification card No. 11,933,459-4, Mr. Carlos Ernesto Barahona Tirado, identification card No. 12,803,569-5, Mr. Alejandro Rodrigo Barahona Tirado, identification Card No. 13,221,471-9 and Mr. Sergio Barahona Tirado, identification card No. 4,353,351-7 signed before me as Vendors, as expressed by the appearing parties. Copiapó September 24, 2009

There is a stamp and signature
Luis Contreras Fuentes
Copiapó, Chile
Notary Public.